Exhibit 23.1

Consent of Independent Auditors

Board of Directors and Partners

Inergy, L.P.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Inergy, L.P. for the registration of 1,144,165 common units, and to the incorporation by reference therein of our report dated November 15, 2002, with respect to the consolidated financial statements of Inergy, L.P. included in its Annual Report (Form 10-K/A) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Kansas City, Missouri

August 26, 2003